Exhibit 99.1

Late-Breaking Presentation of Exenatide Pivotal Studies Show Significant Improvements in Glucose Control With Associated Weight Loss in People With Type 2 Diabetes

Data From Pivotal Studies to Form the Basis of a Mid-2004 FDA Submission

ORLANDO, Fla., June 5, 2004 — Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today presented detailed 30-week data from two of the three pivotal Phase 3 studies of exenatide during a late-breaking session at the American Diabetes Association’s (ADA) 64th Scientific Sessions in Orlando, Florida. Exenatide is the first potential therapy in a new class of drugs under investigation for the treatment of type 2 diabetes known as incretin mimetics. The studies showed that exenatide significantly lowered average glucose (blood sugar) levels, measured by A1C, in patients who were unable to achieve adequate glucose control on common oral regimens. In addition, exenatide treatment resulted in reductions in body weight. 52-week data from open-label extension studies of these pivotal trials were also released, demonstrating sustained reductions in A1C of one percent or more with associated weight loss.

“The reduction in blood sugar and the associated weight loss seen with exenatide is an important combination of effects. With other therapies, improved blood sugar control is often accompanied by weight gain — and this weight gain can be a significant frustration for people working to achieve better control of their diabetes,” said Dr. David Kendall, International Diabetes Center in Minneapolis, Minnesota.

Study Design/Protocol

Approximately 1,000 patients unable to achieve adequate control with commonly prescribed oral therapies were involved in the two 30-week, triple- blind, placebo-controlled pivotal phase 3 studies of exenatide. In both studies, patients continued their pre-study oral therapies and were randomized to one of three arms in which they received either 10 micrograms of exenatide, 5 micrograms of exenatide, or placebo via subcutaneous injection at breakfast and dinner. At the conclusion of the 30-week studies, participants in all three treatment arms were offered the option to continue in open-label extension studies in which all subjects received 10 micrograms exenatide.

Key Study Findings

The first 30-week study examined the effects of exenatide or placebo when added to the regimens of 336 patients (average disease duration six years) who were unable to achieve glycemic control with metformin alone. Of patients completing the study, 46 percent in the 10 microgram arm achieved an A1C of seven percent or less. A1C is a measure that reflects a person’s average glucose levels over the prior three to four months. The ADA’s recommended target for A1C is less than seven percent. At the study’s outset, the average A1C of all subjects was 8.2 percent. At the end of the study, the average A1C for the 10 microgram group was reduced by 0.9 percent (difference from placebo). These reductions in A1C were accompanied by average reductions in weight of 5.5 pounds or 2.5 kilograms (difference from placebo).

In the second 30-week study, researchers evaluated 733 patients (average disease duration nine years) who were unable to achieve glycemic control using a combination of metformin and sulfonylureas. In order to assess the effect of sulfonylureas on the incidence of hypoglycemia, each of the three arms of this study were further divided into two groups taking either maximally effective or minimum recommended doses of sulfonylurea. At the study’s outset, the average A1C of all subjects was 8.5 percent. Of patients completing the study, 34 percent taking 10 micrograms of exenatide achieved an A1C of seven percent or less. The average reduction in A1C in the 10 microgram arm was one percent (difference from placebo). The average reduction in weight for the 10 microgram group was 1.5 pounds or 0.7 kilograms (difference from placebo).

In both studies, exenatide was generally well tolerated and the most common adverse event reported was mild to moderate nausea, which occurred most frequently early in the study.

In the 30-week metformin-only study, 45 percent of patients taking 10 micrograms reported nausea, compared to 23 percent for placebo. The dropout rate due to nausea was three percent for 10 micrograms and zero percent for placebo. Hypoglycemia rates were consistent with exenatide’s glucose- dependent action, with no difference between the placebo and drug arms (five percent for each group).

In the metformin-sulfonylurea combination study, 49 percent of patients taking 10 micrograms reported nausea compared to 21 percent for placebo. The dropout rate due to nausea was four percent for 10 micrograms and less than one percent for placebo. As expected, some patients taking exenatide in combination with sulfonylurea and metformin experienced mild-to-moderate hypoglycemia, with those taking the minimally effective doses of sulfonylureas reporting a lower incidence than those taking maximally effective doses. The incidence of mild-to-moderate hypoglycemia was 28 percent in the 10 microgram group and 13 percent in the placebo group. One incident of severe hypoglycemia was reported in the 5 microgram arm of this study. No participants withdrew from the study because of hypoglycemia.

One-Year Data Shows Sustained Effect

To evaluate the durability of exenatide’s effect at the highest dose tested, the group of patients who had received 10 micrograms of exenatide for 52 weeks were examined. In the 51 patients who completed 52 weeks on 10 micrograms of exenatide in combination with metformin, the average reduction in A1C from baseline was 1.1 percent with average reductions in body weight of 9.9 pounds (4.5 kilograms). In the 77 patients who had completed 52 weeks on 10 micrograms of exenatide and a metformin-sulfonylurea combination, the average reduction in A1C from baseline was 1.0 percent with average reductions in body weight of 7.3 pounds (3.3 kilograms).

About Exenatide

Exenatide is the first in a new class of drugs under investigation for the treatment of type 2 diabetes called incretin mimetics, and exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 has multiple effects on the gut, liver, pancreas and brain that work in concert to improve blood sugar(1).

About Diabetes

Diabetes affects an estimated 194 million adults worldwide(2) and more than 18 million in the United States(3). Approximately 90-95 percent of those affected have type 2 diabetes, in which the body does not produce enough insulin and the cells in the body do not respond normally to the insulin. According to the US Center for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of diabetes patients do not achieve target A1C levels with their current treatment regimen. According to the ADA, patients with A1Cs above target are more likely to develop diabetes-related complications, such as kidney disease, blindness and heart disease(4).

About Amylin and Lilly

Amylin Pharmaceuticals is committed to improving the lives of people with diabetes and other metabolic diseases through the discovery, development and commercialization of innovative, cost-effective medicines. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at http://www.amylin.com.

Lilly, a leading innovation-driven corporation is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at http://www.lilly.com.

This press release contains forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those discussed or implied in this press release due to a number of factors, including the risk that clinical study results may not be replicated or confirmed, risks that a new drug application for exenatide will not be filed on a timely basis, risks that exenatide may not receive regulatory approvals or such approvals may be delayed or limited, or risks that exenatide may not prove to be commercially successful. These and additional risks and uncertainties are described more fully in Lilly and Amylin’s most recently filed SEC documents such as their Annual Reports on Form 10-K, and Amylin’s recently filed Form S-3.

(1)          Kolterman, O, Buse J, Fineman M, Gaines E, Heintz S, Bicsak T, Taylor K, Kim D, Aisporna M, Wang Y, Baron A. Synthetic exendin-4 (exenatide) significantly reduces postprandial and fasting glucose in subjects with type 2 diabetes. Journal of Clinical Endocrinology & Metabolism. 2003; 88(7):3082-3089

(2)          The International Diabetes Federation Diabetes Atlas. Available at: http://www.idf.org/home/index.cfm?unode=3B96906B-C026-2FD3-87B73F80BC22682A. Accessed August 6, 2003.

(3)          American Diabetes Association. Available at: http://www.diabetes.org/main/info/facts/facts_natl.jsp. Accessed November 20, 2003.

(4)          Saaddine JB, Engelgau MM, Beckles GL, Gregg EW, Thompson TJ, Narayan KM. A diabetes report card for the United States: Quality of care in the 1990s. Ann Intern Med. 2002; 136:565-574.